Exhibit 10.47

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into effective as of the November 7, 2011 (the “Effective Date”) by Affymax, Inc. (“Affymax”) and Janssen Biotech, Inc. (formerly known as Centocor Ortho Biotech Inc., “Ortho”) (each of Ortho and Affymax, a “Party” and together the “Parties”).

WHEREAS, the Parties are engaged in certain Actions, as described more fully in Exhibit A; and,

WHEREAS, the Parties wish for the Parties to resolve, compromise and settle their differences on the terms and conditions set forth herein.

THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Definitions.

1.1                               “Actions” shall mean the legal proceedings involving the Parties identified in Exhibit A hereto.

1.2                               “Active Ingredient” or “API” means, in a pharmaceutical product, a clinically active material that provides pharmacological activity or a pro-drug therefor (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.3                               “Affiliate” shall mean, with respect to any Party or Takeda, any person or entity that Controls, is Controlled by, or is under common Control with, such Party or Takeda, as applicable.  For the avoidance of doubt, Affiliates of Ortho shall include, but not be limited to, Johnson & Johnson, Johnson & Johnson Pharmaceutical Research and Development, LLC, Janssen Pharmaceuticals, Inc. (formerly known as, “Ortho-McNeil-Janssen Pharmaceuticals, Inc.”), Ortho-McNeil Pharmaceuticals, LLC, Ortho-McNeil Pharmaceutical, Inc., Ortho Pharmaceutical Corporation, and R.W. Johnson Pharmaceutical Research Institute.

1.4                               “Arbitration Patents” shall mean the Intellectual Property as set forth in Exhibit B hereto.

1.5                               “Control, Controlling, Controls or Controlled” shall mean any of the following: (a) direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation; (b) direct or indirect ownership of more than fifty percent (50%) of the equity interest in the case of any other type of legal entity; or (c) status as a general partner in any partnership.

1.6                               “Covenant” shall have the meaning set forth in Section 2.1.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.7                               “Europe” shall mean such countries of Europe which, as of the Effective Date, subscribe to the European Patent Convention.

1.8                               “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.9                               “Finished Product” means the Product that has been filled into vials, syringes or manufactured into other pharmaceutical presentations, finished and labeled for use in clinical trials or for commercial purposes in accordance with the applicable specifications and legal requirements.

1.10                        “Intellectual Property” or “Intellectual Property Rights” shall mean any and all Patents, business processes, copyrights, data rights, trade secrets, mask works, moral rights, know-how or any other proprietary right arising or enforceable under the laws of the United States, any other jurisdiction, or any bi-lateral or multi-lateral treaty regime, including any registrations, applications or renewals for the foregoing.

1.11                        “Laws” means all relevant laws, statutes, rules, regulations, guidelines, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.12                        “License” shall have the meaning set forth in Section 2.2.

1.13                        “Net Sales” shall mean, with respect to a particular time period, the total amounts received or invoiced by Affymax, its collaborators (expressly including Takeda), licensees or their respective sublicensees for sales of Finished Product made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:  (i) discounts, including cash and quantity discounts, charge-back payments, and rebates actually granted or administrative fees actually paid to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, federal, state, or local government and the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local government, including without limitation (a) any reasonable inventory compensation due to revision of the approval by the Ministry of Health, Labor and Welfare (otherwise referred to as “Koroso”), or any successor thereto that governs the scientific review of human pharmaceutical products in Japan, of the National Health Insurance System’s reimbursable price for the Product in Japan and its territories and possessions, and (b) any contribution for Drug Induced Suffering and Contribution for Measure for Drug Safety (as required by Law or applicable Regulatory Authorities), in the amount determined by the Pharmaceuticals and Medical Devices Agency (so-called “KIKO”) in Japan; (ii) credits or allowances actually granted upon prompt payment or claims, bad debts and losses actually incurred as a result of actual write-offs of uncollectible customer accounts, damaged goods, rejections or returns of such Finished Product, including in connection with recalls; (iii) packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, credit card processing fees and any

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

customary payments with respect to the Finished Products actually made to wholesalers or other distributors, in each case actually allowed or paid for distribution and delivery of Finished Product, to the extent billed or recognized; and (iv) taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Finished Product, including, without limitation, value-added and sales taxes.  In any event, any amounts received or invoiced by Affymax, Takeda, their Affiliates, or their sublicensees shall be accounted for only once.  Net Sales shall be accounted for in accordance with generally accepted accounting principles, consistently applied in the relevant country.  Net Sales shall exclude any samples of Finished Product transferred or disposed of at no cost for promotional or educational purposes.  Further, in the event a Finished Product is sold in such a manner that gross sales of the Finished Product are not readily identifiable (e.g., for Finished Product to be sold as a combination product or bundling with other products), the Parties agree to negotiate in good faith the determination of Net Sales of the Finished Product.

1.14                        “Patents” shall mean all patent applications claiming one or more inventions filed anywhere in the world, including provisionals, non-provisionals, and all related applications thereafter filed, including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.15                        “Peginesatide” shall mean Affymax’s proprietary compound known as peginesatide as provided in Exhibit C, including any derivative, fragment, variant, prodrug, metabolite, degradation product, oxidation product, ester, stereoisomer, hydrate, solvate, salt form or radio-labeled form thereof.

1.16                        “Product” shall mean any product comprising or containing Peginesatide.

1.17                        “Records” shall have the meaning set forth in Section 4.

1.18                        “Regulatory Authority” means, in a particular country or jurisdiction, any applicable multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal) involved in granting approval necessary for the manufacture, distribution, use or sale of a pharmaceutical product in such country or jurisdiction.

1.19                        “Research and Development Agreement” shall mean the April 1992 Research and Development Agreement between the predecessors-in-interest of Affymax and certain Affiliates of Ortho.

1.20                        “Royalty” shall have the meaning set forth in Section 3.2.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.21                        “Settlement Fee” shall have the meaning set forth in Section 3.1.

1.22                        “Takeda” shall mean Takeda Pharmaceutical Company Limited and its Affiliates.

1.23                        “Third Party” shall mean any person or entity not (i) a Party or (ii) an Affiliate of a Party.

2.                                      Covenant and License.

2.1                               Covenant Not to Sue. Other than to enforce this Agreement, Ortho, on behalf of itself and its Affiliates, hereby covenants to Affymax not to sue Affymax, its collaborators (expressly including Takeda), its licensees and sublicensees with respect to Peginesatide and Products (excluding with respect to any API other than Peginesatide in such Products), its contract manufacturers and toll manufacturers, its assignees and successors (to the extent that such assignees or successors acquire any of Affymax’s rights with respect to Peginesatide), together with their distributors, customers, and end-users of such Products, with respect to any activities constituting the making, having made, importing, using, selling, and offering for sale throughout the world of Peginesatide and such Products under any and all rights in the Arbitration Patents or any other Intellectual Property Rights owned or controlled by Ortho or under any contract or other theory (the “Covenant”); provided, however, such Covenant shall not apply (i) to Intellectual Property Rights (other than Arbitration Patents) which are not owned or controlled by Ortho or any Affiliate thereof as of the Effective Date, but which are subsequently acquired by Ortho pursuant to a transaction with a Third Party which has, prior to such Third Party becoming an Affiliate of Ortho, a bona fide claim against Affymax (or its applicable collaborator, licensee, sublicensee, contract manufacturer, toll manufacturer, assignee or successor) under such Intellectual Property Rights with respect to Peginesatide or such Products; and (ii) to any bona fide claim owned or controlled by a Third Party which as of the Effective Date is owned or controlled by a Third Party and not by Ortho or any of its Affiliates, where such claim exists prior to such Third Party becoming an Affiliate of Ortho and such claim is against Affymax (or its applicable collaborator, licensee, sublicensee, contract manufacturer, toll manufacturer, assignee or successor) with respect to Peginesatide or such Products.  The Covenant shall be binding upon the successors and assigns of Ortho and its Affiliates.

2.2                               License to Affymax from Ortho.  Ortho, on behalf of itself and each of its applicable Affiliates, hereby grants to Affymax a paid-up, irrevocable, non-exclusive, freely sublicensable license, to make, have made, import, use, sell, and offer for sale throughout the world Peginesatide and Products under any and all rights in the Arbitration Patents (the “License”).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.                                      Payments.

3.1                               Settlement Fee.  Affymax shall pay to Ortho a settlement fee (the “Settlement Fee”) of up to thirteen million U.S. dollars (US$13 million), payable as follows:

3.1.1                     the sum of six million U.S. dollars (US$6 million) within 30 days of the Effective Date;

3.1.2                     the sum of two million U.S. dollars (US$2 million) on or before June 30, 2012;

3.1.3                     The sum of two million five hundred thousand U.S. dollars (US$2.5 million) within 30 days of the first grant by the FDA of regulatory approval in the U.S. of a Product, and

3.1.4                     The sum of two million five hundred thousand U.S. dollars (US$2.5 million) within 30 days of the first grant of regulatory approval in France, Germany, Italy or the U.K. of a Product.

3.2                               Royalty.  Affymax shall pay to Ortho a royalty, payable quarterly in arrears, on the sale pursuant to marketing authorization of Finished Products, where such sales occur in Europe, Mexico, Canada, Australia or Japan from the Effective Date through June 30, 2016 (the “Royalty”), as follows:

3.2.1                     where such sales occur in [ * ], [ * ] of Net Sales of Finished Products sold in [ * ]; and

3.2.2                     where such sales occur in [ * ], [ * ] of Net Sales of Finished Products sold in [ * ].

3.2.3                     Royalties with respect to a calendar quarter shall be payable sixty (60) days following the conclusion of such quarter.  Each payment of Royalties under this Agreement will be accompanied with a report setting forth, to the extent reasonably available to Affymax, on a country-by-country basis, the Net Sales and a calculation of the applicable currency conversion and the amount of royalty payment due on such Net Sales.  Royalties due hereunder arising from Net Sales of Takeda or its sublicensees shall be paid in U.S. dollars and the rate of exchange to be used in computing the amount of currency equivalent in such U.S. dollars owed shall be made at the period-end rate of exchange quoted on the last day of the applicable calendar quarter by Citibank in New York City.

3.2.4                     For clarity, Affymax shall owe no royalty under this Agreement with respect to sales of Products in the United States even if such Products or any component thereof is manufactured, finished or filled in Europe, Australia, Canada, Japan, or Mexico.  For additional clarity, the first royalty-bearing sale in a stream of commerce of a Finished Product shall exhaust the obligation to pay Royalties with respect to subsequent downstream sales (or re-sales) of such Finished Product.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.3                               Means of Payment.  Payments due under this Section including the Settlement Fee and any Royalty shall be made in immediately available funds via wire transfer to a bank in the United States for the account of Ortho as set forth in Exhibit D.

3.4                               For clarity, royalties payable hereunder with respect to Net Sales by an Affymax sublicensee or distributor in any quarterly period shall be based on the royalty reports and accruals prepared and used by such sublicensee or distributor, and any adjustments (including royalty payments) in subsequent periods due to subsequent reconciliations or audits permitted under the applicable sublicense or distributor agreement shall not be deemed a breach of the payment obligations hereunder.

4.                                      Records.  Affymax and its Affiliates shall retain true, accurate and complete books, records and other documents relating to Net Sales in sufficient detail to enable an independent auditor to verify a Royalty due and payable hereunder (“Records”) for two (2) years following the date such Royalty is due.

5.                                      Audits.  Within twelve (12) months following the date that a Royalty payment is due, Ortho shall have the right upon [ * ] calendar days notice and through a nationally recognized independent auditor of its choosing to audit the Records of Affymax and its Affiliates for the purpose of determining the accuracy of such Royalty payment.  For purposes of such an audit, Affymax and its Affiliates shall cooperate with Ortho’s auditor by providing access during regular business hours to the Records.  The auditor must keep confidential the information in the Records reviewed in the course of the audit and the auditor may not disclose to Ortho any information other than the amount of such Royalty which is due or was overpaid, if any.  In the event that such audit reveals underpayment, payment, including interest at the rate of [ * ] per month on any such unpaid or overpaid amount, shall be made within thirty (30) calendar days of such notice.  The cost for such an audit shall be at Ortho’s sole expense, unless the audit shows an underpayment of more than [ * ] of the total Royalties under audit, in which case Affymax shall bear the reasonable costs of the audit.  If there is a disagreement between the Parties regarding the auditor’s determination of the amount of royalties due for a relevant royalty period, then the Parties shall resolve their disagreement in the manner set forth in Section 12.

6.                                      Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective Affiliates, successors and assigns.  This Agreement may be assigned by either Party to any Affiliate of such Party, or any Third Party that (i) purchases or acquires by other means all or substantially all of such Party’s business assets related to Products, in the case of Affymax, or Arbitration Patents, in the case of Ortho, (ii) acquires a Controlling interest in such Party, or (iii) results from any merger, reorganization, consolidation or combination of such Party with a Third Party.  In all other cases, any assignment may only be effected with the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Upon any assignment, the assigning Party shall provide notice thereof to the other Party within [ * ] calendar days.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.                                      Releases of Claims.

7.1                               Ortho Release of Claims Against Affymax.  As of the Effective Date, Ortho, on behalf of itself, its predecessors, successors, Affiliates, assigns and all past and present related or affiliated persons or entities, and all of their respective past and present directors, managers, officers, agents, employees, attorneys, insurers, successors and assigns (the “Ortho Releasors”), acknowledges complete satisfaction of, and hereby releases, absolves and absolutely and forever discharges Affymax and all of its past and present parents, subsidiaries, directors, managers, officers, partners, shareholders, agents, employees, attorneys, insurers, customers, distributors, and predecessors (the “Ortho Releasees”), separately and collectively, from, any and all manner of action or actions, cause or causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorney fees and other costs and expenses, whether now known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, which the Ortho Releasors ever had, now have or hereinafter can, shall or may claim to have against the Affymax Releasees, and which arose or occurred from the beginning of time to the Effective Date, to the extent arising from or relating to (x) the claims and allegations which were raised (or any mandatory counterclaims thereto which could have been raised) in any of the Actions, or (y) the Research and Development Agreement, or (z) the discovery, development or commercialization of Peginesatide (the “Ortho Released Claims”).

7.2                               Affymax Release of Claims Against Ortho.  As of the Effective Date, Affymax, on behalf of itself, its predecessors, successors, Affiliates, assigns and all past and present related or affiliated persons or entities, and all of their respective past and present directors, managers, officers, agents, employees, attorneys, insurers, successors and assigns (the “Affymax Releasors”), acknowledges complete satisfaction of, and hereby releases, absolves and absolutely and forever discharges Ortho and all of its past and present parents, subsidiaries, directors, managers, officers, partners, shareholders, agents, employees, attorneys, insurers, customers, distributors, and predecessors (the “Affymax Releasees”), separately and collectively, from, any and all manner of action or actions, cause or causes of action, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorney fees and other costs and expenses, whether now known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, which the Affymax Releasors ever had, now have or hereinafter can, shall or may claim to have against the Ortho Releasees, and which arose or occurred from the beginning of time to the Effective Date, to the extent arising from or relating to (x) the claims and allegations which were raised (or any mandatory counterclaims thereto which could have been raised) in any of the Actions, or (y) the Research and Development Agreement (the “Affymax Released Claims”).

7.3                               Waiver Under Section 1542 of California Civil Code.  The Parties expressly waive any and all rights under Section 1542 of the Civil Code of the State of California (to the extent it applies), which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

The Parties expressly and completely waive and release any right or benefit which they have or may have under such Section 1542 of the Civil Code of the State of California (and any other analogous provision of applicable law of any jurisdiction) pertaining to the matters released herein.  In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they may hereafter discover claims presently known or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the matters released pursuant to Sections 7.1 and 7.2 herein.  Nevertheless, it is the intention of the Parties, through this Agreement and with the advice of counsel, fully, finally and forever to settle and release all such matters, and all claims relative thereto whether material or immaterial, suspected or unsuspected, known or unknown, which now exist, may exist, or heretofore have existed between and among the Parties.  In furtherance of such intention, the release herein given shall be and remain in effect notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto.

8.                                      Cooperation.  Each Party, on behalf of itself and its Affiliates, agrees at its own expense and without cost or charge to the other Party to cooperate fully with the one another and to take all additional actions (including, but not limited to, execution of documents confirming the grant of the License hereunder) that may be necessary or appropriate to give full force to the provisions and intent of this Agreement and that are not inconsistent with its provisions.

8.1                               Dismissal of Actions.  Each Party shall dismiss with prejudice and withdraw each and all of its claims in all of the Actions and shall file all necessary documents to effect such dismissals and withdrawals, with each Party to bear its own costs and its share of any arbitration fees that may be owed in respect of the Actions.

8.2                               Consent Regarding Dismissal and Withdrawal.  To the extent a Party’s consent is necessary for another Party’s dismissal or withdrawal of one of the Actions (for example, where consent is required by the court), such consent shall be provided upon reasonable notice.

8.3                               Prosecution of Certain Arbitration Patents. Ortho shall not pursue any claims in connection with any Arbitration Patents that contain any claimed subject matter or claim limitations that are not found in claims of the Arbitration Patents which claims were pending or filed in any patent office before December 31, 2010.  For example and without limitation, Ortho shall not pursue any of claims 7, 24, and both claims 34 of CA 2,228,277 (and any claims dependent thereon), and all claims pending in continuation applications JP 2007-002704 and CA 2,628,032.

8.4                               Registration of Licenses.  For each patent and application of the Arbitration Patents, (i) Affymax shall promptly register this Agreement or a document confirming the License for such Arbitration Patent with the respective national patent offices that permit or require registration of license agreements; (ii) Ortho shall cooperate with Affymax in effecting such registrations; and (iii) the Parties shall share the reasonable costs of effecting such registrations.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

9.                                      Patent Challenges; Patent Extensions.

9.1                               Subject to Section 9.3, Affymax covenants (i) to withdraw any and all pending challenges to the patentability, validity, and enforceability of those Arbitration Patents which are solely owned by Ortho and (ii) not to initiate, assert or assist in any further challenge to the patentability, validity, and enforceability of such Arbitration Patents, including all challenges to the continued prosecution of the Arbitration Patents in any patent office anywhere in the world.  As soon as is practicable, so long as Takeda is a sublicensee of Affymax with respect to the License, Affymax shall cause Takeda to enter into a written agreement, as sublicensee of Affymax not to initiate, assert or assist in any further challenge to the patentability, validity, and enforceability of the Arbitration Patents, including all challenges to the continued prosecution of the Arbitration Patents in any patent office anywhere in the world.

9.2                               Ortho acknowledges and agrees that it shall have no right to seek, and shall not seek, the extension of the term of any Arbitration Patent in connection with the regulatory approval of any Product.

10.                               Representations and Warranties.

10.1                        Ownership of Arbitration Patents.  Ortho, on behalf of itself and each of its applicable Affiliates, warrants sole ownership (or joint ownership with Affymax, as applicable) of the Arbitration Patents and agrees not to transfer ownership of its right, title or interest in any Arbitration Patent to anyone not made expressly bound by the terms of this Agreement including without limitation the Covenant and License.

10.2                        Valid, Binding Agreement.  Each of the Parties represents and warrants that this Agreement constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with the terms of this Agreement.

10.3                        Non-Transfer of Rights or Interests.  Ortho, on behalf of itself and each of its applicable Affiliates, represents and warrants that, as of the Effective Date it has not transferred or assigned, by operation of law or otherwise, to any entity that is not as of the Effective Date an Affiliate of Ortho any right to or interest in any of the Ortho Released Claims.

10.4                        Exclusion of Warranties.  Nothing in this Agreement shall be construed as a representation made, or warranty given, by Ortho that any Arbitration Patent is or will be valid or the use of the Arbitration Patent as licensed hereunder will not infringe upon any Third Party’s rights in Intellectual Property Rights or any other right.  Ortho hereby disclaims any warranty, expressed or implied, as to any Product sold or placed in commerce by or on behalf of Affymax.

10.5                        Authority; Consents.

10.5.1              Each of the Parties represents and warrants that it has obtained any and all consents or approvals that are necessary for it to enter into this Agreement and that it has full and complete authority to enter into this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

10.5.2              Ortho covenants and agrees that it will be responsible to Affymax for the breach by any of Ortho’s Affiliates of any agreement made by Ortho on behalf of such Affiliates in this Agreement, including, without limitation, Section 2.1, Section 2,2 and Section 7.1.

10.5.3              Each of the Parties represents and warrants that the person signing this Agreement on its behalf has the full and complete authority to do so.

10.6                        Advice of Counsel.  Each of the Parties represents and warrants that it has been fully advised by its attorneys about its rights and obligations with respect to the execution of this Agreement.

10.7                        No Representations.  Each of the Parties acknowledges that neither a Party, nor any agent or attorney thereof, has made any promise, representation or warranty whatsoever, express or implied, written or oral, not contained herein concerning the subject matter hereof to induce it to execute this Agreement, and each acknowledges that it has not executed this Agreement in reliance upon any promise, representation or warranty not contained herein.  Each of the Parties further acknowledges that its execution of this Agreement is based upon independent investigation of the facts and is not based upon any representation not contained herein.

10.8                        Denial and Non-Admissions of Infringement.  Affymax on behalf of itself and its collaborators, licensees, sublicensees, and end-users of its Products (i) denies any infringement of the Arbitration Patents with respect to Products as of the Effective Date, and (ii) denies that any development or commercialization of Products would infringe any of the Arbitration Patents.  In the event of any arbitration or litigation involving Ortho, Affymax and/or its sublicensee Takeda, neither the existence of, nor any provision of, nor compliance with, any provision of this Agreement shall be deemed an admission by Affymax, or its sublicensee Takeda, that any of the Products are covered by any claim of the Arbitration Patents nor shall Affymax, and its sublicensee Takeda, be estopped from denying infringement of any of the Arbitration Patents.

11.                               Confidentiality.  The Parties acknowledge that upon entry into this Agreement, Affymax may publicly file with the U.S. Securities and Exchange Commission this Agreement or a redacted form thereof, redacting only the numeric royalty percentage rates set forth in Section 3.2.  Subject to the foregoing, in advance of making any other filing with the U.S. Securities and Exchange Commission, Affymax agrees to provide Ortho with 3 business days’ advance notice of such filing and an opportunity to review and comment upon such disclosure, such review to be limited to determining whether such disclosure contains any confidential or proprietary information of Ortho or its Affiliates and the use of Ortho’s or any of its Affiliates’ names or trademarks therein. Ortho otherwise agrees not to disclose to a Third Party any term of this Agreement, any amount of monies paid or owed under this Agreement, or any amount of Net Sales disclosed pursuant to this Agreement, without the consent of Affymax; provided however, that disclosure may be made (i) to the extent that such information has been previously disclosed publicly by Affymax under this Section 11, (ii) as required by securities or other applicable law

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

or court order, or (iii) as reasonably necessary to actual or prospective business partners, investors or collaborators under similar obligations of non-disclosure, or (iv) to Ortho’s accountants, attorneys and other professional advisors under similar obligations of non-disclosure.

12.                               Dispute Resolution.

12.1                        In the event of any asserted breach, dispute, or disagreement arising from or relating to this Agreement or relating to the subject matter of this Agreement (a “Dispute”), the Parties shall have a period of [ * ] calendar days following receipt of notice of the dispute (the “Cure Period”) to cure or resolve the Dispute; provided however, in the event of any asserted breach arising from or relating to Affymax’s failure to pay a Settlement Fee or a Royalty, Affymax shall have a period of [ * ] calendar days following receipt of notice of the breach to cure the breach by payment, including interest at an annual rate of [ * ] to the extent permitted by law and not subject to interest under Section 5.

12.2                        The Parties shall use their best efforts to settle or otherwise resolve the Dispute within the Cure Period.  To that end, the Parties shall consult and negotiate with one another in good faith and attempt to reach a mutually agreeable solution.  In the event no cure or resolution of such a Dispute is achieved within the Cure Period, then a Party may seek formal resolution through any court of competent jurisdiction.  All actions arising from, or relating to the subject matter of, this Agreement shall be filed, with respect to actions brought by Ortho, in the state or federal courts within the Northern District of California for the U.S. District Courts, and with respect to actions brought by Affymax in the state or federal courts in the state of New Jersey, and the Parties consent to personal jurisdiction and venue in such courts accordingly.

13.                               Term and Termination.  This Agreement shall continue so long as a Royalty obligation persists hereunder.  Except as provided expressly in this Section, neither Ortho nor Affymax may terminate this Agreement.

13.1                        If Affymax fails to pay Ortho a Settlement Fee or a Royalty finally determined to be owed pursuant to the dispute resolution provisions hereof within [ * ] calendar days of such determination or violates the provisions of Section 9.1, then and only then Ortho shall have the right, in its sole discretion, to terminate the License together with the associated Royalty obligations.  Except as so provided in this Subsection 13.1, the License shall not be terminated, revoked, cancelled or rescinded for any reason whatsoever, including any material breach.

13.2                        Notwithstanding the foregoing, the provisions of Sections 6, 7 and 12 shall survive any termination or expiration of this Agreement and the provisions of Section 2 shall survive any expiration or termination of this Agreement except for material breach by Affymax.  Termination of this Agreement or the License shall not relieve Affymax of liability for any portion of the Settlement Fee accruing prior to such termination or any Royalty with respect to sales occurring prior to such termination.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

14.                               Reservation of Rights.  All rights of Ortho or Affymax which are not expressly granted hereunder are reserved by the holder thereof and no additional, implied or other rights or obligations are created hereunder.

15.                               Attorneys’ Fees; Court Costs.  Ortho and Affymax agree that each of them shall bear its own attorneys’ fees, costs and related expenses incurred in connection with this Agreement or its enforcement.

16.                               General Provisions.

16.1                        Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

16.2                        Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter set forth herein, and supersedes and replaces any prior agreements and understandings, including, as it relates to dispute resolution, the Research and Development Agreement between the Parties (or their predecessors-in-interest).  This Agreement’s validity and enforceability are not dependent or contingent upon the existence or accuracy of any certifications, representations or warranties not contained in this document.

16.3                        Written Modification Required.  This Agreement may not be altered, amended, modified or otherwise changed, except by a writing duly executed by the Parties, or their authorized representatives.  Accordingly, each of Ortho and Affymax acknowledges and agrees that it will not make any claim that this Agreement has been orally altered or modified in any respect whatsoever.

16.4                        Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

16.5                        Construction of Agreement.  Each of the Parties has cooperated in the drafting and preparation of this Agreement.  Therefore, each of the Parties agrees that the rule of contra proferentem or interpretation against the one who caused any uncertainty to exist shall not apply to this Agreement.

16.6                        No Admission of Liability.  This Agreement involves the settlement and compromise of disputed claims and does not constitute an admission by Ortho or Affymax of any of the matters, if any, alleged by Ortho or Affymax or any violation of any law, regulation, or ordinance (including any United States or international, national, state or territorial law), or of any liability or wrongdoing whatsoever.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

16.7                        Relationship of the Parties.  In making and performing this Agreement, Ortho and Affymax are acting as, and shall be treated as, independent contractors and entities to one another, and nothing contained in this Agreement shall be construed or implied to create any agency, partnership, joint venture, or employer and employee relationship between Ortho or Affymax in any respect.

16.8                        Headings.  All headings and titles contained in this Agreement are for convenience and ease of reference, and are not to be considered in the construction or interpretation of any provision of this Agreement.

16.9                        Deadlines.  If the date by which any action (e.g., a payment) pursuant to this Agreement must occur (a “Deadline”) falls on a Saturday, Sunday or a holiday, then the Deadline shall be extended to the next day that is not a Saturday, Sunday or a holiday.

16.10                 Use of Name.  No right, express or implied, is granted to Ortho or Affymax by this Agreement to use in any manner any name, trademark or trade name of the other Party or their Affiliates without the prior written consent of such other Party or such Affiliates.

16.11                 Waiver.  The waiver of any breach of any term or provision of this Agreement shall not be construed to constitute, nor shall it constitute, a waiver of any other breach of this Agreement.  A waiver of any breach of any term or provision of this Agreement shall not be binding unless in writing and signed by the Party waiving the breach.

16.12                 Notice.  All notices under this Agreement must be in writing and in English and shall be effective upon receipt if given by overnight courier or by certified or registered mail addressed as follows:

For Ortho:

Janssen Biotech, Inc.

800 Ridgeview Drive

Horsham, PA 19044

Attn:  Vice President, Law

With a copy to:

Office of General Counsel

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ08933

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

For Affymax:

Affymax, Inc.

4001 Miranda Avenue

Palo Alto, CA 94304, U.S.A.

Attn:  Chief Executive Officer

With a copy to:

Affymax, Inc.

4001 Miranda Avenue

Palo Alto, CA 94304, U.S.A.

Attn:  General Counsel

16.13                 Execution by Counterpart.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies or facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Each of the undersigned declares under penalty of perjury that each has read the foregoing Agreement, and accepts and agrees to be bound by the provisions it contains and hereby executes it voluntarily with full understanding of its consequences.

AFFYMAX, INC.		JANSSEN BIOTECH, INC.

By:	/s/ John A. Orwin	By:	/s/ Robert Bazemore Jr.

Name:	John A. Orwin	Name:	Robert Bazemore Jr.

Title:	Chief Executive Officer	Title:	President

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A

ACTIONS

•                  Affymax, Inc. v. Ortho-McNeil Pharmaceutical Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C., Arbitration Under The Commercial Arbitration Rules of the American Arbitration Association, Case No. 50 133 T 00165 06;

•                  Affymax, Inc.  v. Johnson & Johnson, Ortho McNeil Pharmaceutical, Inc., Ortho Pharmaceutical Corporation, The R.W. Johnson Pharmaceutical Research Institute, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C, and Does 1-10, Case Number 04 C 6216, Northern District Of Illinois, Eastern Division;

•                  Affymax, Inc.  v. Ortho-McNeil -Janssen Pharmaceuticals, Inc., and Johnson & Johnson & Johnson Pharmaceutical Research & Development, L.L.C., Case No. 11-2070, Court of Appeals for the Seventh Circuit;

•                  Affymax, Inc. v. Johnson & Johnson, Ortho-McNeil Pharmaceutical, Inc., Ortho Pharmaceutical Corp., R.W. Johnson Pharmaceutical Research Institute, Johnson & Johnson Pharmaceutical Research and Development, LLC, and Does 1-10, Case No. 2011-1388, Court of Appeals for the Federal Circuit.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT B

Arbitration Patents shall include

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT C

[Structure of Peginesatide]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

STATEMENT ON A NONPROPRIETARY NAME ADOPTED BY THE USAN COUNCIL

USAN	PEGINESATIDE ACETATE
PRONUNCIATION	peg" in es' a tide
THERAPEUTIC CLAIM	Treatment of anemia associated with chronic kidney disease

CHEMICAL NAMES

1. Poly(oxy-1,2-ethanediyl), α-hydro-ω-methoxy-, diester with 21*N*[6],21'*N*[6]-[[(*N*[2],*N*[6]-dicarboxy-L-lysyl-β-alanyl)imino]bis(1-oxo-2,1-ethanediyl)]bis[*N*-acetylglycylglycyl-L-leucyl-L-tyrosyl-L-alanyl-L-cysteinyl-L-histidyl-L-methionylglycyl-L-prolyl-L-isoleucyl-L-threonyl-3-(1-naphthalenyl)-L-alanyl-L-valyl-L-cysteinyl-L-glutaminyl-L-prolyl-L-leucyl-L-arginyl-*N*-methylglycyl-L-lysinamide] cyclic (6→15),(6'→15')-bis(disulfide), acetate (salt)

2. *N*[6.21],*N*[6.21']-{[(*N*[2],*N*[6]-bis{[ω-methoxypoly(oxyethylene)]carbonyl}-L-lysyl-β-alanyl)imino]bis(methylenecarbonyl)}bis[acetylglycylglycyl-L-leucyl-L-tyrosyl-L-alanyl-L-cysteinyl-L-histidyl-L-methionylglycyl-L-prolyl-L-isoleucyl-L-threonyl-3-(naphthalen-1-yl)-L-alanyl-L-valyl-L-cysteinyl-L-glutaminyl-L-prolyl-L-leucyl-L-arginyl-*N*-methylglycyl-L-lysinamide] cyclic (6-15:6'-15')-bisdisulfide acetate (salt)

STRUCTURAL FORMULA

Gly-Gly-Leu-Tyr-Ala-Cys-His-Met-Gly-
Pro-Ile-Thr-Nal-Val-Cys-Gln-Pro-Leu-Arg-Sar-Lys-NH2
n = a + b ≈ 900
· 2 H3C−CO2H
3-(naphthalen-1-yl)-L-alanyl
−Nal−
−Sar−
N-methylglycyl

MOLECULAR FORMULA	$C_{231}H_{350}N_{62}O_{58}S_6[C_2H_4O]_n$. 2 C_2H_4O
MOLECULAR WEIGHT	45 kDa

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT D

WIRE TRANSFER INSTRUCTIONS

WIRE TRANSFER:

Instruct the paying financial institution or the payor to route all wire transfers via FEDWIRE to the following ABA number:

TO:	[ * ]
ROUTING & TRANSIT #:	[ * ]
CREDIT ACCOUNT #:	[ * ]
FOR CREDIT OF:	[ * ]
BY ORDER OF:	[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.